UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 2, 2014

(Date of earliest event reported)

VISTA GOLD CORP.
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

1-9025 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

7961 Shaffer parkway, suite 5, littleton, colorado 80127

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (720) 981-1185

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02    Results of Operation and Financial Condition

On May 2, 2014, the registrant provided its unaudited financial results and highlights for the first quarter ended March 31, 2014.  The Company’s full financial results, Management’s Discussion and Analysis together with other important disclosures can be found in the Company’s Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities.

Highlights:

•	Improved the balance sheet through the sale of approximately 50% of our shares in Midas Gold Corp. (“Midas”), raising approximately $10.6 million net proceeds from which we repaid our debt;
•	Completed an Option Agreement to option our interest in the Guadalupe de los Reyes gold/silver project for a series of future cash payments; and
•	Significantly reduced our Corporate G&A costs and Mt Todd gold project holding costs.

Frederick H. Earnest, President and Chief Executive Officer, commented, “I am pleased with the recent improvements to our balance sheet. In addition to successfully reducing our Corporate G&A and Mt Todd gold project holding costs, we have repaid our debt in full and we believe we have sufficient cash to operate well into the first quarter of 2015.  We have had productive discussions with the NT Department of Mines and Energy to establish a framework that we believe will facilitate its participation in water remediation and related environmental monitoring costs at the Mt Todd gold project. We continue to target approval of the final environmental impact statement in the third quarter of this year, which we believe will further position the project for rapid development in an improving gold market.”

Summary of First Quarter 2014 Financial Results

We reported a net loss of $1.1 million or $0.01 per share for the three months ended March 31, 2014.  This includes an unrealized $2.1 million mark-to-market gain on our investment in Midas. During the three months ended March 31, 2013, we reported net loss of $27.4 million, or $0.34 per share. The 2013 results included a $28.8 million unrealized loss on our investment in Midas.

Expenditures for exploration and property holding costs, principally at our Mt Todd gold project, totaled $1.4 million for the three months ended March 31, 2014, down approximately 80% from $7.1 million for the same period in 2013, when costs included cash intensive programs such as water treatment and the prefeasibility study for the Mt Todd gold project.  We continue to identify and implement cost cutting measures at the Mt Todd gold project in addition to those introduced in 2013.

Corporate cost reduction measures have also successfully been implemented. Corporate G&A costs totaled $1.3 million for the three months ended March 31, 2014, down approximately 33% from $1.9 million for the same period in 2013.

Our working capital at March 31, 2014 totaled approximately $16.2 million, including cash of approximately $7.5 million. The Company has no debt.

To review the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014, including the related Management’s Discussion and Analysis, visit any of the following websites: www.sedar.com,  www.sec.gov or www.vistagold.com.

Management Conference Call

A conference call with management to review our financial results for the fiscal three months ended March 31, 2014 and to discuss corporate and project activities is scheduled for Tuesday, May 6, 2014 at 2:30 p.m. MDT.

Toll-free in North America: 1-866-443-4188

International:  416-849-6196

This call will also be web-cast and can be accessed at the following web location:

http://www.snwebcastcenter.com/webcast/vistagold/q1-2014/site/

This call will be archived and available at www.vistagold.com after May 6, 2014.  Audio replay will be available for 21 days by calling toll-free in North America:  1-866-245-6755, passcode 988947.

If you are unable to access the audio or phone-in on the day of the conference call, please email questions to Connie Martinez, Manager – Investor Relations (email: connie@vistagold.com), and we will try to address these questions prior to or during the conference call.

All dollar amounts in the press release are U.S. dollars.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 2.02 shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 7.01  Regulation FD

On May 2, 2014, the Registrant issued a press release providing its unaudited financial results and highlights for the first quarter ended March 31, 2014.    A copy of the press release is attached to this report as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.  The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01  Exhibits

99.1Press Release dated  May 2, 2014*

*The Exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VISTA GOLD CORP. (Registrant)
Dated: May 7, 2014	By: /s/John F. Engele John F. Engele Chief Financial Officer